Exhibit 99.3

FOR IMMEDIATE RELEASE:

TRUEBLUE SIGNS AGREEMENT TO ACQUIRE PERSONNEL MANAGEMENT, INC.

Acquisition Will Expand Light Industrial Platform

TACOMA, WA, April 16, 2008—TrueBlue, Inc. (NYSE:TBI) announced it has entered into an agreement to acquire Personnel Management, Inc. (PMI), a light industrial staffing company, for approximately $19 million.  The acquisition will expand TrueBlue’s presence in the light industrial staffing niche.

Founded in 1986, PMI provides light industrial staffing to warehousing, manufacturing and distribution clients. The company serves the marketplace through 43 branches located in Indiana, Kentucky, Tennessee, Georgia, South Carolina, North Carolina, Florida, Michigan, and Texas.

Since acquiring Spartan Staffing in 2004, TrueBlue has expanded its light industrial business from nine branches to 31 branches.  The PMI acquisition will bring the total number of light industrial branches to 74.

“PMI will expand our reach into key, adjacent markets where Spartan Staffing operates with long-standing relationships with clients and experienced, tenured branch employees,” said TrueBlue CEO Steve Cooper. “The strong management teams at PMI and Spartan Staffing will enable us to continue the growth of our light industrial platform.

The acquisition of PMI will accelerate our strategy of becoming the leader in blue-collar staffing and is an excellent addition to our family of brands.”

TrueBlue expects the PMI transaction to close at the end of April 2008 and to pay for the transaction in cash.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect TrueBlue’s financial results and operations in the future. TrueBlue’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) TrueBlue’s ability to timely execute strategies for acquired companies; and 11) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About TrueBlue

TrueBlue (NYSE: TBI) is the leading provider of blue-collar staffing with sales of nearly $1.4 billion in 2007. Each year, TrueBlue connects approximately 600,000 people to work through the following brands: Labor Ready (general labor), Spartan Staffing (light industrial), and CLP Resources, PlaneTechs and TLC Drivers (skilled trades). Headquartered in Tacoma, Wash., TrueBlue serves more than 300,000 small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities, sanitation, and aviation industries. For more information, visit TrueBlue’s website at www.TrueBlueInc.com.

Contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291